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                           FBL FINANCIAL GROUP, INC.
                             QUESTIONS AND ANSWERS
                               ABOUT THE OFFER OF
                           FBL FINANCIAL GROUP, INC.
                  TO PURCHASE FOR CASH UP TO 1,101,462 SHARES
                 OF CLASS A COMMON STOCK AT A PURCHASE PRICE OF
                                $20.00 PER SHARE
                               SEPTEMBER 26, 2000

                    QUESTIONS AND ANSWERS ABOUT THE OFFER OF
                           FBL FINANCIAL GROUP, INC.
                             TO PURCHASE ITS STOCK

    The following information is designed to answer frequently asked questions about the offer by FBL Financial Group, Inc. to purchase shares of its Class A common stock. Stockholders are referred to the offer to purchase and letter of transmittal for a detailed description of the terms and conditions of the offer.

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Q.         What Is This Offer To Purchase?

A. FBL Financial Group, Inc. is inviting its stockholders to tender shares of its Class A common stock, without par value, at a price of $20.00 per share in cash, upon the terms and subject to the conditions set forth in its offer to purchase, dated September 26, 2000, and in the enclosed letter of transmittal, which together constitute the "offer."

Q.         What Does FBL Want To Accomplish?

A. In total, FBL Financial Group, Inc. wants to buy back approximately 12.57% of its outstanding Class A common stock at $20.00 per share. Before FBL started this offer to purchase, it committed through private negotiations to purchase 2,648,538 Class A shares for $52,970,760 ($20.00 per share) from nineteen Farm Bureau associated federations and companies that in the aggregate own 70.6% of the Class A shares. Those Farm Bureau groups will not participate in this offer. The 1,101,462 shares sought in this offer represent 12.57% of the outstanding shares held by all other holders.

Q.         What Does FBL's Pending Acquisition Have To Do With The
           Offer To Purchase?

A. FBL has announced it signed an agreement to acquire the assets of Kansas Farm Bureau Life Insurance Company. Closing that transaction is subject to a number of contingencies. The acquisition is not related to this offer to purchase. FBL plans to issue redeemable voting preferred stock in the acquisition. The preferred is not convertible into Class A common stock except in the limited event of a change of control of FBL.

Q.         What Will Happen If More Than 1,101,462 Shares Are Tendered?

A. In the event more than 1,101,462 shares are tendered, shares tendered will be acquired by FBL (i) first from any stockholder who owned beneficially, at the date of tender and continues to own beneficially as of the termination of the offer, an aggregate of fewer than 100 shares and who validly tenders all of the shares, and (ii) then from all other tendering stockholders, subject to proration.
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Q.         How Do I Tender My shares?

A. If you hold your shares in certificate form, you must return a properly completed letter of transmittal (the blue form) and any other documents required by the letter of transmittal, together with the certificates for the shares being tendered, to the depositary, ChaseMellon Shareholders Services, L.L.C. These documents must be received by them by 5:00 p.m. New York City time on October 26, 2000.

Q.         How Do I Tender My Shares If My Shares Are Held By My
           Broker?

A. If your shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your shares for you. You cannot tender your shares using the letter of transmittal even though you may have received one for your information.

           If you are a broker and are tendering shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 3 of the offer to purchase.

Q.         How Do I Tender My Shares If My Shares Are Held By The
           401(k) Savings Plan?

A. Employees will receive with the Offer to Purchase a "Letter to Participants in the Farm Bureau 401(k) Savings Plan" if they have shares of Class A common stock credited to their 401(k) account. You must follow the instructions in the Letter to Participants and send instructions to Wells Fargo, the trustee of the plan, if you wish to accept the offer. Do not use the letter of transmittal; it is provided for your information only.

Q.         How Do I Tender My Shares If My Shares Are Held in the
           Dividend Reinvestment And Stock Purchase Plan?

A. If you have shares in the Dividend Reinvestment and Stock Purchase Plan, you must complete the instructions relating to the plan as found in the letter of transmittal if you wish to tender those shares.

Q. What Do I Do If I Have Lost My Certificates, Or If They Have Been Mutilated, Destroyed Or Stolen, But I Still Want To Tender Them?

A. Call the the information agent at 1-877-298-6520 (toll free) for instructions for tendering shares in these circumstances.

Q.         Do I Have To Sell My Stock To FBL?

A.         No. A stockholder is not required to tender any stock.

Q.         What Happens If I Do Not Tender My Stock To FBL To Purchase?

A.         Nothing will happen if you do not tender any of your shares.
           Your shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, since FBL will purchase up to 1,101,462 of its outstanding shares in this offer and has agreed to purchase 2,648,538 shares from certain of its Farm Bureau stockholders, the percentage of the outstanding stock which you own will increase because the number of outstanding shares will be reduced.
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Q.         What If The Terms Of The Offer Change?

A. In the event the expiration date is extended or if the terms of the offer are materially changed, FBL will generally give notice of the change and for a period of at least
           5 business days, and under certain circumstances at least
           10 business days, from the notice stockholders will be able to change or withdraw their tender.

Q.         Can I Tender Part Of My Stock At Different Prices?

A.         No. All tenders will be at one price, $20.00 per share.

Q.         Is There Any Brokerage Commission?

A. No. FBL will purchase stock directly from each stockholder at the purchase price without the use of a broker.

Q.         Can I Change Or Cancel My Tender?

A. You may increase or decrease the number of shares indicated in the letter of transmittal or withdraw it entirely up until 5:00 p.m. New York City time on October 26, 2000. Generally after October 26, 2000, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the October 26, 2000 deadline. Except as discussed in the offer to purchase, tenders are irrevocable after the October 26, 2000 deadline.

Q.         Can You Summarize The Process By Which Shares Are Validly
           Tendered?

A. Generally, for certificated shares you must complete the letter of transmittal (the blue form) as follows:

           - List the certificates and the number of shares that you are tendering in the box captioned "Description of Shares
              Tendered".

           - If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions".

           - If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions".

           - If you are an odd lot holder who is tendering all your shares, complete the box captioned "Odd Lots".

           - If you want to make a conditional tender of shares, complete the box captioned "Conditional Tender".

           - If your shares are being delivered by book-entry, complete the box captioned "Box Below for Use By Eligible
              Institutions Only".

           - Complete substitute Form W-9 to certify your tax identification number.

           - Sign the letter of transmittal in the box captioned "Sign Here" (in certain circumstances, signatures must be guaranteed in this box).
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           You must deliver your share certificates or comply with the book-entry delivery requirements. See section 3 of the offer to purchase. These documents must be received by the depositary, ChaseMellon Shareholders Services, L.L.C. no later than 5:00 p.m. New York City time on October 26, 2000. If you are tendering shares held by a broker, commercial bank, trust company or other nominee, your instructions must be given to your nominee who will, on the basis of your instructions, tender shares for you. Please see Section 3 and the letter of transmittal for more details about how to tender shares.

           If your shares are held in the Farm Bureau 401(k) Savings Plan, read the "Letter to Participants" which has been delivered to you and follow its instructions to tell the trustee how to respond. Do not use the letter of transmittal.

           If your shares are held in the Dividend Reinvestment and Stock Purchase Plan, complete the box in the letter of transmittal captioned "Tender of Shares Held in FBL Dividend Reinvestment and Stock Purchase Plan."

Q.         How Can I Get More Information?

A.         If you have a question, please call our information
           agent/dealer manager, Keefe, Bruyette & Woods at (877)
           298-6520 (toll free), from 8:30 a.m. - 5:30 p.m., eastern
           time, Monday through Friday.
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    This brochure is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase the stock of FBL is made only by the FBL offer to purchase document dated September 26, 2000 and the accompanying letter of transmittal.